Exhibit 99.1

Investors and media, for more information, contact:

Roger S. Pondel PondelWilkinson Inc. 310-279-5980 rpondel@pondel.com

Gourmet Foods, Concierge Technologies’ New Zealand Subsidiary,
Acquires Printstock Products

Transaction Expands Concierge’s Profitable Presence in the NZ Foodservice Sector

San Clemente, Calif., July 6, 2020—Concierge Technologies, Inc. (OTCQB: CNCG) today announced that its wholly owned subsidiary, Gourmet Foods Limited, has completed the acquisition of Printstock Products Ltd., a New Zealand-based printer of custom labeled food packaging products, for NZ$1.9 million, or approximately US$1.2 million, in cash.

Printstock will continue to operate under its current management team, led by Graham Eagle, Managing Director, who founded the company in 1983. Printstock supplies a number of food and confection manufacturers in New Zealand and Australia with custom printed packaging, produced on state-of-the-art color printing presses from their facility in Napier, New Zealand.

Gourmet Foods, a commercial-scale bakery, which produces and distributes approximately 300,000 meat pies and related items per month throughout New Zealand, is a long-time customer of Printstock. Consolidated annual revenues for the combined entities are expected to top NZ$10 million, equal to approximately US$6.5 million, for the coming fiscal year.

"We are always looking to acquire profitable, sustainable, companies with management in place, particularly in the industries where we already have a presence,” said Nicholas Gerber, Chief Executive Officer of Concierge Technologies. “With Printstock, we found a perfect fit, that as well, allows us to increase profitability through vertical integration, giving us the ability to eliminate a major external link in Gourmet Foods’ supply chain.”

“The addition of Printstock represents a further example of the commitment to the growth of our operating subsidiaries within their respective sectors,” said David Neibert, Chief Operations Officer of Concierge Technologies. “This acquisition was penned in 2019, then delayed due to the pandemic, which was not our ideal timeline. However, even in these challenging times of COVID-19 lock-downs, Gourmet Foods and Printstock have been in continuous operation and profitable. We are looking forward to the time when restrictions are lifted, and we can continue our growth initiatives in New Zealand and elsewhere in a more timely manner,” Neibert added.

About Printstock

Printstock, https://www.printstocknz.com/, delivers effective “one-stop” marketing-oriented packaging solutions for its long list of customers, which represent some of the most respected food brands in New Zealand and Australia. The company offers cost-effective, attractive and results-driven packaging products made from paper, aluminum foil and packaging film. Its full range of customized services includes strategy, creative and production, with in-house capabilities for multi-colored flexographic printing, laminating and embossing.

About Gourmet Foods

Gourmet Foods, https://gourmetfoodsltd.co.nz/, acquired by Concierge Technologies in August 2015, is a commercial-scale bakery that produces and distributes iconic meat pies throughout New Zealand under the brand names Pat’s Pantry and Ponsonby Pies.

About Concierge Technologies

Concierge Technologies, www.conciergetechnology.net, founded in 1996, was repositioned as a global holding firm in 2015, and currently has operating subsidiaries in financial services, food manufacturing, security systems and beauty products. Offices and manufacturing operations are in the U.S., New Zealand and Canada.

Forward-Looking Statements

This press release may contain "forward-looking statements" that include information relating to Concierge Technologies’ future events and future financial and operating performance. Such forward-looking statements, including, but not limited to, increasing profitability and further growing the company’s business because of the Printstock transaction, should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements.

For a more detailed description of the risk factors and uncertainties affecting Concierge Technologies or its subsidiary companies, and more detailed information about the individual operating entities, please refer to the Company's Securities and Exchange Commission filings, which are available on the Company’s website, (http://www.conciergetechnology.net), or at www.sec.gov.

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